SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*


                                Alza Corporation
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   022615 10 8
                                   -----------
                                 (CUSIP Number)


                                November 2, 1999
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)
                     [x]   Rule 13d-1(c)
                     [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                                                 13G
CUSIP NO.  022615 10 8

-------------- ------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ISP Opco Holdings Inc.
-------------- ------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                 (a) [ ]
                                                                                                (b) [x]
-------------- ------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------ ------------ -------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ -------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                      166,875
                               ------------ -------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                      0
                               ------------ -------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                      166,875
-------------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 166,875
-------------- ------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0.2%
-------------- ------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                 CO
-------------- ------------------------------------------------------------------------------------------



                                  Page 2 of 10

                                                                                                13G
CUSIP NO.  022615 10 8

-------------- ------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ISP Investments Inc.
-------------- ------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                 (a) [ ]
                                                                                                (b) [x]
-------------- ------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------ ------------ -------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     166,875
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ -------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                      0
                               ------------ -------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                      166,875
                               ------------ -------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                      0
-------------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 166,875
-------------- ------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0.2%
-------------- ------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                 CO
-------------- ------------------------------------------------------------------------------------------



                                  Page 3 of 10

                                                                                                13G
CUSIP NO.  022615 10 8

-------------- ------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               International Specialty Products Inc.
-------------- ------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                 (a) [ ]
                                                                                                (b) [x]
-------------- ------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------ ------------ -------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     73,125
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ -------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                      166,875
                               ------------ -------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                      73,125
                               ------------ -------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                      166,875
-------------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 240,000
-------------- ------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0. 2%
-------------- ------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                 CO
-------------- ------------------------------------------------------------------------------------------



                                  Page 4 of 10

                                                                                                13G
CUSIP NO.  022615 10 8

-------------- ------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Samuel J. Heyman
-------------- ------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                 (a) [ ]
                                                                                                (b) [x]
-------------- ------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
------------------------------ ------------ -------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ -------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                      3,568,135
                               ------------ -------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                      0
                               ------------ -------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                      3,568,135
-------------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 3,568,135
-------------- ------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.5%
-------------- ------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                 IN
-------------- ------------------------------------------------------------------------------------------



                                  Page 5 of 10

                                                                                                13G
CUSIP NO.  022615 10 8

-------------- ------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Heyman Investment Associates Limited Partnership
-------------- ------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                 (a) [ ]
                                                                                                (b) [x]
-------------- ------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Connecticut
------------------------------ ------------ -------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     3,328,135
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ -------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                      0
                               ------------ -------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                      3,328,135
                               ------------ -------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                      0
-------------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 3,328,135
-------------- ------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.3%
-------------- ------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                 PN
-------------- ------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a)  Name of Issuer:
           Alza Corporation

(b)  Address of Issuer's Principal Executive Offices:
           950 Page Mill Road
           PO Box 10950
           Palo Alto, CA  94303-0802


ITEM 2.

           (a)       Name of Person Filing:

                     (i)       ISP Opco Holdings Inc.
                     (ii)      ISP Investments Inc.
                     (iii)     International Specialty Products Inc.
                     (iv)      Samuel J. Heyman
                     (v)       Heyman Investment Associates Limited Partnership


            (b)     Address of Principal Business Office or, if None, Residence:

                     The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                     The principal business office of ISP Opco Holdings Inc., ISP Investments Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Wilmington, Delaware 19801.

                     The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                     The principal business office of Heyman Investment Associates Limited Partnership is 333 Post Road West, Westport, Connecticut 06881.

           (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13D-1(B), OR
          240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING Is a:

             (a)     [  ]       Broker or dealer registered under section 15 of
                                the Act (15 U.S.C. 78o)

             (b)     [  ]       Bank as defined in section 3(a)(6) of the Act
                                (15 U.S.C. 78c)

             (c)     [  ]       Insurance company as defined in section 3(a)(19)
                                of the Act (15 U.S.C. 78c)

             (d)     [  ]       Investment company registered under section 8 of
                                the Investment Company Act of 1940 (15 U.S.C.
                                80a-8)

             (e)     [  ]       An investment adviser in accordance with ss.
                                240.13d-1(b) (1) (ii) (E)

             (f)     [  ]       An employee benefit plan or endowment fund in
                                accordance with ss. 240.13d-1(b)(1)(ii)(F)

             (g)     [  ]       A parent holding company or control person in
                                accordance with ss. 240.13d-1(b)(1)(ii)(G)

             (h)     [  ]       A savings association as defined in Section 3
                                (b) of the Federal Deposit Insurance Act (12
                                U.S.C. 1813)

             (i)     [  ]       A church plan that is excluded from the
                                definition of an investment company under
                                section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)     [  ]       Group, in accordance with ss. 240.13d-1(b) (1)
                                (ii) (J).


ITEM 4. OWNERSHIP.

                     For information concerning the (a) number of shares beneficially owned by each filing person; (b) percent of class of shares such number represents; (c) number of shares to which such person has
(i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

                     In addition to the shares reported in its cover page above, Heyman Investment Associates Limited Partnership is a party to equity derivative contracts with a broker-dealer relating to an aggregate of 2,025,865 shares of common stock of the Issuer.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not Applicable


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 46,875 shares of common stock of the Issuer beneficially owned by ISP Investments Inc.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      See Schedule A hereto.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable


ITEM 10. CERTIFICATION.

      By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

           Dated: November 12, 1999


           ISP Opco Holdings Inc.
           ISP Investments Inc.
           International Specialty Products Inc.

           By: /s/  Susan B. Yoss
               ------------------------------------------
               Susan B. Yoss
               Senior Vice President and Treasurer



           By: /s/  Samuel J. Heyman
               ------------------------------------------
               Samuel J. Heyman



           Heyman Investment Associates Limited Partnership

           By: /s/  James R. Mazzeo
               ------------------------------------------
               James R. Mazzeo
               Treasurer

                                   SCHEDULE A



                     International Specialty Products Inc. owns 100% of the outstanding common stock of ISP Opco Holdings Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.